UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 09, 2006

Internet America, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-25147	86-0778979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dallas Center

350 N. St. Paul Street

Suite 3000

Dallas, Texas 75201

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (214) 861-2500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective January 9, 2006 Sandra T. Everett was replaced as Chief Accounting Officer of Internet America, Inc. (the “Company”). The replacement did not involve a disagreement between Ms. Everett and the Company.

(c) Effective January 9, 2006, Jennifer S. LeBlanc, CPA, was appointed the Chief Financial Officer and Chief Accounting Officer of the Company. Ms. LeBlanc, age 32, has been operating as an independent consultant since August 16, 2004, providing professional services related primarily to acquisition and disposition due diligence and systems restructuring for various companies. Prior to that, from September 15, 2001 to August 15, 2004, she served as manager and then senior manager providing audit and assurance services for PKF Texas, a certified public accounting firm. During 2000 and 2001, Ms. LeBlanc was an audit manager for PriceWaterhouseCoopers in San Jose, California, providing services to clients in their technology divisions. Ms. LeBlanc is a licensed Certified Public Accountant and is a frequent guest speaker on current financial issues in technology companies. Ms. LeBlanc graduated from the University of New Orleans in 1995 with a B.S. degree in Accounting.

In a Form 8-K filed with the Commission on October 14, 2005, the Company announced the appointment of Glen Blackmon as President and Chief Operating Officer of the Company, replacing the former President, William E. Ladin, Jr., who continued to serve as Chairman of the Board and Chief Executive Officer. Mr. Blackmon, age 50, served as a consultant to the Company from August 2005 until his appointment as President on October 11, 2005. From 1999 until August 2005, he was the Chairman of the Board and Chief Financial Officer (he was also Chief Executive from May of 2005 to August of 2005) of Academic Planet, Inc., an internet service provider based in Houston, Texas engaged primarily in providing dial-up internet services to the education community. Mr. Blackmon received his B.S. degree in Finance from McNeese State University in 1978.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNET AMERICA, INC.

By:	/s/William E. Ladin, Jr.
William E. Ladin, Jr. Chairman and Chief Executive Officer

Date: January 13, 2006